Exhibit 4.23

English Translation
EQUITY PLEDGE AGREEMENT
This Equity Pledge Agreement (“this Agreement”) is made on April 23, 2010 in Shenzhen, the People’s Republic of China:
BY AND AMONG:
Pledgor A: Xu Dong
ID Card Number:  _____
Address:  _____
Pledgor B: Du Qicai
ID Card Number:  _____
Address:  _____
Pledgee: Shenzhen Wentai Education Industry Development Co., Ltd.
Address:  _____
Unless otherwise specifically stated below, Pledgor A and Pledgor B are collectively referred to as the “Pledgors”.
WHEREAS:
1.	Shenzhen Wentai Education Industry Development Co., Ltd. (the “Target Company”) is a limited liability company duly incorporated and validly existing in the People’s Republic of China (the “PRC”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan of the PRC);
2.	Pledgor A and Pledgor B own 70% and 30% equity interest of the Target Company, respectively;
3.	The Pledgee is a limited liability company duly incorporated and validly existing in Shenzhen, the PRC;
4.	The Pledgee entered into various agreements listed in Exhibit 1 hereto (the “Master Liability Agreements”) with the Pledgors and the relevant signing parties; and
5.	To guarantee the performance by any obligor (other than the Pledgee) under each of the Master Liability Agreements of his/her/its obligations thereunder to the Pledgee, the Pledgors agree to pledge all of their respective equity interest in the Target Company as security for the performance by the obligors to the Master Liability Agreements of all of their obligations thereunder, and the Pledgee agree to accept such security, on the terms and conditions hereof.

NOW, THEREFORE, the Pledgors and the Pledgee unanimously agree to enter into this Agreement according to the following terms:
1.	Definitions
Unless otherwise required herein, the following terms shall have the meaning as follows:
1.1	“Pledged Equity” means the equity interest of 70% and 30% legally held by Pledgor A and Pledgor B, respectively, in the Target Company, and all rights and incomes pertaining to such equity interest (including but not limited to any dividends generated under the Pledged Equity).
1.2	“Secured Liabilities” means all obligations or liabilities of the obligors to each of the Master Liability Agreements incurred under the Master Liability Agreements (including any renewed agreement, amendment agreement and supplemental agreement to the Master Liability Agreements), including but not limited to any service fee, consulting fee, technical fee, content provision cost, development and maintenance cost, interest, default penalty, compensation and expenses for the realization of liabilities that is payable to Pledgee by the obligors to the Master Liability Agreements in connection with the Master Liability Agreements, as well as any loss suffered by the Pledgee due to the breach by the obligors to the Master Liability Agreements, and any other expenses payable.
2.	Pledge of Equity Interest
2.1	To guarantee the performance by the obligors to each of the Master Liability Agreements of all obligations and liabilities thereunder to the Pledgee, the Pledgors agree to pledge the Pledged Equity hereunder to the Pledgee, and the Pledgee agree to accept the above Pledged Equity as security, on the terms and conditions hereof.
3.	Scope of Security
3.1	The scope of security hereunder shall be subject to the Secured Liabilities defined in Article 1.2.
4.	Duration and Registration of Pledge
4.1	The duration of the pledge shall be determined in accordance with the Master Liability Agreements. In the event of any inconsistency between the term of each of the Master Liability Agreements, the duration of the pledge shall be determined on the basis of the term of the last Master Credit Agreement that is due.
4.2	The Pledgors shall, within 15 business days after this Agreement becomes effective, procure the Target Company to record the pledge of the Pledged Equity hereunder on its register of members pursuant to this Agreement, and shall complete all formalities in relation to the registration or filing of the pledge with an industrial and commercial administrative department.
4.3	Should there be any change in any record of the pledge, which requires for the change of registration according to laws, the Pledgors and the Pledgee shall, within 15 business days after the change of record, complete the formalities for the change of the register of members and the relevant formalities in relation to the change of filing with the industrial and commercial administrative department.

5.	Safe-keeping of Pledge Evidence
5.1	The Pledgors shall, within 15 business days after this Agreement becomes effective, hand over any certificate showing their respective capital contributions to the Target Company, and a register of members in which the capital contributions are recorded to the Pledgee for safe keeping.
6.	Representations and Warranties by the Pledgors
6.1	The Pledgors are a Chinese natural person with full capacity for civil conducts, who are entitled to execute this Agreement, and to exercise and perform their respective rights and obligations herehunder.
6.2	The Pledgors sign and perform this Agreement out of their true intention, and have obtained all necessary lawful authorization. All obligations of the Pledgors hereunder are legal, valid and enforceable.
6.3	The execution and performance by the Pledgors of this Agreement will not result in any violation or conflict of the articles of association of the Target Company, its internal rules, contracts with third parties and the relevant PRC laws and regulations, or approvals, authorizations, consents and permits of the relevant PRC departments with competent jurisdiction, or rulings and orders of courts.
6.4	The Pledgors are the sole legitimate owner of the Pledged Equity, and have paid all capital contributions subscribed by them according to laws and obtained a capital verification report issued by an accounting firm with appropriate qualification in respect thereof. The Pledgors are entitled to create the first priority pledge over the Pledged Equity for the Pledgee. There is no dispute over the ownership of the Pledge Equity, nor is there any mortgage right or other security interest created in respect thereof for any third parties. There is no trust or restrictive condition for use with respect to the Pledged Equity. The Pledged Equity has not been lawfully seized, frozen, detained or put under the custody of any third party, and is not entitled to any waiver from litigation, implementation, mandatory measures or other legal proceedings.
6.5	The Pledgors have not had and continued to have any breach or potential breach hereunder, and there is no such risk within their knowledge. The Pledgors have not had and continued to have any breach or potential breach under other contracts to which they are a party, which could have a material adverse effect on the Pledgors, and there is no such risk within their knowledge.

6.6	The Pledgors have observed and performed all the relevant obligations required by any laws applicable to them, and have complied with all authorization and permits applicable to them; there has been no circumstance of the Pledgors which is in violation of the relevant laws, regulations or rules and regulations, and which could have a material adverse effect on the legality, validity, performance and enforceability of this Agreement.
6.7	To the best knowledge of the Pledgors, there is no legal proceeding or administrative proceeding commenced or taken by any court, arbitration tribunal or any government authority against the Pledgors or their Pledged Equity, nor is there any legal proceeding or administrative proceeding commenced or instituted by any court, arbitration tribunal or any government or other authority against the Pledgors or their Pledged Equity, and there is no such risk within their knowledge.
6.8	All information disclosed by the Pledgors to the Pledgee (including documents, information, statements and evidence, etc.) are true, complete, accurate, valid, reasonable, not misleading and do not contain false information, and there is no significant event that is required to but omitted to be disclosed.
7.	Undertakings of the Pledgors
7.1	During the subsistence of this Agreement, the Pledgors undertake to the Pledgee as follows:
7.1.1	without the prior written consent of the Pledgee, the Pledgors shall not create any other security (whether it has the priority over the pledge hereunder) or other restrictive conditions over or on all or part of the Pledged Equity;
7.1.2	without the prior written consent of the Pledgee, the Pledgors shall not sell, lease, lend, transfer, assign, offer as gift, re-mortgage, act as custodian of or otherwise dispose of all or part of the Pledged Equity, or make capital contribution in the form of the Pledged Equity;
7.1.3	The Pledgors shall not use or permit others to use the Pledged Equity to do any act or thing that is in violation of laws or this Agreement; and
7.1.4	Upon receipt of any notice, order, ruling, judgment or other document relating the Pledged Equity from any government authority, judicial authority or arbitration institution of the PRC, the Pledgors shall notify the Pledgee of the same and shall, within the period as required by laws, take all necessary measures and steps to reduce any risk that such notice, order or other document may have on the Pledged Equity. When the Pledgee thinks necessary, the Pledgors shall institute legal actions, arbitrations or administrative actions against the above notice, order or other document, and bear all costs in relation thereto.

7.2	The Pledgors further agree that any rights obtained by the Pledgee pursuant to the provisions hereof shall not be interrupted nor impeded by any legal proceedings instituted by the Pledgors, or any successors of the Pledgors, or any person authorized by the Pledgors, or any other persons.
7.3	The Pledgors warrant to the Pledgee that, in order to protect or improve the security for the repayment of the Secured Liabilities herein, they will honestly execute and procure other parties who have an interest in the pledge right to execute all title certificates and contracts required by the Pledgee, and/or perform and procure other interested parties to perform all acts required by the Pledgee, and facilitate the exercise of any right and authorization conferred to the Pledgee by this Agreement. The Pledgors will execute all documents in relation to the change of share certificates with the Pledgee or any natural person or legal person designated by it, and will provide the Pledgee with all notices, orders and decisions in relation to the pledge right which it thinks necessary within a reasonable time. The Pledgors warrant to the Pledgee that they will, for the interest of the Pledgee, observe and perform all warranties, undertakings, agreements, representations and conditions. If the Pledgors do not perform or fully perform their respective warranties, undertakings, agreements, representations and conditions, they will indemnify the Pledgee all losses suffered by it arising therefrom.
8.	Event of Default
8.1	The following events shall be deemed as Events of Default:
8.1.1	the Pledgors and other obligors to the Master Credit Agreement fail to perform any of their obligations under the Master Liability Agreements in a timely and sufficient manner, or fail to fully perform any Secured Liabilities as scheduled;
8.1.2	any declaration or warranty made by the Pledgors hereunder contains false, fraudulent or misleading representations or errors;
8.1.3	the Pledgors violate any undertakings set forth in Article 7 hereof;
8.1.4	the Pledgors refuse to complete or willfully delay in completing any formalities in relation to the registration and filing of the pledge hereunder, and fail to make rectification in a timely manner within 10 days after the Pledgee makes written request;
8.1.5	the Pledgors violate any other provisions of this Agreement;
8.1.6	any external loan, guarantee, compensation, undertaking or other debt liability of the Pledgors (1) is required to be repaid or performed prior to the scheduled date due to any breach of this Agreement; or (2) has been due but cannot be repaid or performed as scheduled, which in the opinion of the Pledgee, would have adversely affected the ability of the Pledgors in performing their obligations hereunder in substantive aspects;

8.1.7	this Agreement becomes invalid, revocable and unenforceable due to the promulgation of the relevant laws and regulations, and the fault of the Pledgors (including omission to act), or the Pledgors cannot continue to perform their respective obligations hereunder in a timely and sufficient manner;
8.1.8	due to the fault of the Pledgors (including omission to act), all consents, permits, approvals, registration or authorization from or with the government departments that are necessary for this Agreement to be able to be implemented or become lawful or effective have been withdrawn, suspended, lapsed or adversely amended in substantive aspects;
8.1.9	there has been any materially adverse change in the properties of the Pledgors, which, in the reasonable opinion of the Pledgee, would have adversely affected the ability of the Pledgors in performing their obligations hereunder in substantive aspects;
8.1.10	the successors or managing agent of the Pledgors can only perform part of, or refuse to perform, the payment liability under the Master Liability Agreements;
8.1.11	the Pledgors violate any other provisions of this Agreement through any act or omission to act;
8.1.12	other circumstances where the Pledgee cannot exercise the right to dispose of pledge right according to the relevant laws and due to the fault of the Pledgors (including omission to act).
8.2	If the Pledgors are aware or discover that any event described in this Article 8.1 or any event which may possibly result in the aforesaid events has happened, they shall immediately notify the Pledgee in writing.
8.3	Unless the Pledgors take any measure that is to the satisfactory of the Pledgee to rectify the events of default listed in this Article 8.1, the Pledgee may serve a written notice for the exercise of pledge right to the Pledgor at any time when the Pledgors are in default or thereafter, and require the Pledgors to dispose of the Pledged Equity pursuant to the requirements of this Agreement.
8.4	The requirements of default in this Article shall not affect any exercise by the parties of their right to other remedies available under the laws and regulations of the PRC currently in force.

9.	Exercise of the Pledge Right
9.1	The Pledgee shall be entitled to exercise the right to dispose of the Pledged Equity according to laws.
9.2	The Pledgee shall have the right to dispose of all or part of the Pledged Equity hereunder according to statutory procedures (including without limitation, the conversion of any money from the Pledged Equity pursuant to this Agreement, or sale of the Pledged Equity through auction or realization of the Pledged Equity), and shall have the right of priority to claim for any proceeds from the disposal until all Secured Liabilities are repaid.
9.3	When the Pledgee disposes of the Pledge Equity in accordance with this Agreement, the Pledgors shall not impose any obstacles, and shall offer necessary assistance in this regard so that the Pledgee can realize its pledge right.
10.	Assignment
10.1	Unless with the prior consent of the Pledgee, the Pledgors shall not transfer all or part of their rights and/or obligations hereunder to any third parties.
10.2.	This Agreement shall be binding upon the Pledgors and their successors, and shall be valid and binding upon the Pledgee and each of its successors or assigns.
10.3	The Pledgee may, at any time, transfer all or part of its rights and/or obligations under the Master Liability Agreements to any natural person or legal person designated by it, in which case, the assign shall be entitled to and undertake all rights and obligations of the Pledgee hereunder, and the Pledgors shall not raise any objection in respect thereof.
10.4	A new pledge agreement in the form of this Agreement shall be signed between the new parties to the pledge after the change of the Pledgee as a result of the transfer.
11.	Termination
This Agreement shall be terminated after all Secured Liabilities have been fully repaid and the Pledgors have no longer undertaken any obligation under the Master Liability Agreements. In this case, the Pledgee shall, within the earliest reasonable and practicable time, cancel the registration of the pledge hereunder.
12.	Handling Fees and Other Costs
12.1	All costs in connection with this Agreement, including without limitation, legal fee, cost of production, stamp duty and any other taxes and charges, shall be shared by the Pledgors and the Pledgee, respectively, in accordance with the laws and regulations of the PRC. Any cost that is not stipulated by laws and regulations shall be borne by the Pledgors.
12.2	If the Pledgors fail to pay any taxes or charges payable in accordance with this Agreement or the Pledgee has the right to take all possible remedial measures alone due to any other reasons, all costs arising therefrom (including without limitation, all taxes, handling fees, management fees, litigation cost, attorney’s fees and various insurance premiums in connection with the handling of the pledge right) shall be borne by the Pledgors.

13.	Force Majeure
13.1	An “Event of Force Majeure” means any event that is beyond the reasonable control of a party and that is unavoidable even though the party so affected gives reasonable attention to it, including but not limited to act of government, fire, explosion, geographical change, typhoon, flood, earthquake, tidal, lightning or war. However, the shortage of credit, capital or financing shall not be deemed as force majeure. Any party affected by the Event of Force Majeure who seeks to excuse the obligations under this Agreement or any provisions hereof shall promptly notify the other party advising of the excuse and the steps it will take to complete such performance.
13.2	When the performance of this Agreement is delayed or prevented due to the “Event of Force Majeure” defined above, the party so affected shall not be required to assume any liabilities hereunder, provided that it makes all reasonable and practicable effort to perform this Agreement or to minimize the impact of force majeure and to the extent that it is within the scope of the delay or prevention. Once the causes of such excuse are cured and remedied, the parties agree to resume the performance of this Agreement with their greatest efforts.
14.	Dispute Resolution
14.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.
14.2	The parties shall make their best effort to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (a “Dispute”), or the breach, termination or invalidity hereof through friendly consultation. If, however, the parties fail to resolve the Dispute within fifteen (15) business days after the notice of Dispute is served, they shall submit the Dispute to China International Economic and Trade Arbitration Commission for arbitration. The seat of arbitration shall be Shenzhen. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.

15.	Notice
All notices or other communications required to be given by a party pursuant to this Agreement shall be made in Chinese, and shall be deemed to have been duly served if delivered by hand, or sent by registered mail or prepaid mail, or by a recognized express service or by facsimile transmission to the party concerned or both parties at the following correspondence addresses.
Pledgee: Shenzhen Wentai Education Industry Development Co., Ltd.
Contact Person: Du Qicai
Correspondence Address:  _____
Telephone Number: _____
Fax Number:  _____
Pledgor A: Xu Dong
Address:  _____
Telephone Number:  _____
Pledgor B: Du Qicai
Address:  _____
Telephone Number:  _____
16.	Modification, Discharge and Interpretation of this Agreement
16.1	This Agreement may be amended, supplemented or discharged after a written consent is given by the parties and all necessary authorizations and approvals are obtained by the parties, respectively; the exhibits or appendices of this Agreement and any amendments and supplements thereto shall be an integral part of this Agreement.
16.2	The validity of any provision of this Agreement shall be independent from each other. The invalidity of any particular provision shall not affect the validity of the other provisions hereof.
17.	Effectiveness and Miscellaneous
17.1	This Agreement is signed and shall become effective as of the day first written above.
17.2	This Agreement is executed in Chinese in 5 originals. Each of the signing parties shall keep one original, and the remaining originals shall be submitted for registration and filing.
(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized signatories on the day first above written.

Pledgor A: Xu Dong

By:	/s/ Xu Dong

Pledgor B: Du Qicai

By:	/s/ Du Qicai

Pledgee (Chop): Shenzhen Wentai Education Industry Development Co., Ltd.
[Chop of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]

Legal Representative (Authorized Representative):	/s/

Exhibit 1: Master Liability Agreements

No.	Name of Agreements	Signing Parties	Date of Execution
1.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Shenzhen Wentai Investment Co., Ltd.	, 2010
2.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Foreign Language School attached to Zhongda in Dongguan	, 2010
3.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan	, 2010
4.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Kindergarten of Four Seasons Flower City Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan	, 2010
5.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Foreign Language Kindergarten (No. 2 Kindergarten) attached to Zhongda in Nanhai District, Foshan	, 2010
6.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Lanshan Foreign Language Experimental Primary School attached to Zhongda in Baiyun District, Guangzhou	, 2010
7.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., Lanshan Foreign Language Experimental Kindergarten attached to Zhongda in Baiyun District, Guangzhou	, 2010
8.	Service Agreement	Shenzhen Wentai Education Industry Development Co., Ltd., (Vanke City) Foreign Language Kindergarten attached to Zhongda in Luogang District, Guangzhou	, 2010